Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY DECLARES SEMI-ANNUAL CASH DIVIDEND

DENVER, CO – April 15, 2011 – SM Energy Company (NYSE: SM) today announces that its Board of Directors has approved a semi-annual cash dividend of $0.05 per share of common stock outstanding.  The dividend will be paid on May 9, 2011, to stockholders of record as of the close of business on April 29, 2011.  The Company currently has approximately 63.6 million shares of common stock outstanding.

The Company has paid cash dividends to its stockholders every year since 1940.  The Board of Directors plans to continue making semi-annual dividend payments at the rate of $0.05 per share for the foreseeable future, subject in its sole discretion to future earnings, capital requirements, financial condition, contractual obligations, and other factors.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including plans for future periods.  The words “will” and “plans” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility in the price of natural gas, natural gas liquids, and oil, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for divested properties, the availability of debt and equity financing, the ability of the banks in the Company's credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company's hedging strategy, and other such matters discussed in the “Risk Factors” section of the Company’s 2010 Annual Report on Form 10-K filed with the SEC.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.